                                   FORM 8-A
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                           PHOTOELECTRON CORPORATION
             (Exact name of registrant as specified in its charter)

           Massachusetts                                        04-3035323
 (State of incorporation or organization)        (I.R.S. Employer Identification No.)


5 Forbes Road, Lexington, Massachusetts                           02173
(Address of principal executive offices)                        (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                            Name of each exchange on which
 to be registered                               each class is to be registered


Common Stock, $.01 par value                   NASDAQ National Market System


   If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

   If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]



   Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not Applicable
                                (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

   The holders of the Common Stock of Photoelectron Corporation (the "Company") are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of holders of Preferred Stock of the Company. Upon any liquidation of the Company, after payment of all indebtedness, the assets of the Company will be distributed pro rata to the holders of the Common Stock
                                --- ----
subject to such rights as may have been granted to the holders of the Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights and are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of the Common Stock and the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock will vote together as a class on an as converted basis on all matters submitted to stockholders for a vote, except for those matters which, under federal or state law, must be approved by each class or series separately. It is anticipated that the outstanding shares of Series A, B and C Preferred Stock will be converted to Common Stock incident to the anticipated initial public offering of Common Stock.

Item 2.  Exhibits.

1. Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on October 21, 1996.

2. Not Applicable.

3. Not Applicable.

4. Charter and By-Laws.

   4.1. By-Laws of Registrant, as amended to date, and form of By-Laws of Registrant, as to be amended prior to commencement of offering.

   4.2.  Articles of Organization, filed January 4, 1989.

   4.3.  Articles of Amendment, filed May 31, 1991.

   4.4.  Articles of Amendment, filed March 31, 1994.

   4.5. Certificate of Vote of Directors Establishing A Series of A Class of Stock, filed August 10, 1994 (Series A Preferred).

   4.6. Certificate of Vote of Directors Establishing A Series of A Class of Stock, filed August 10, 1994 (Series B Preferred).

   4.7. Certificate of Vote of Directors Establishing A Series of A Class of Stock, filed August 10, 1994 (Series B Preferred).

   4.8.  Certificate of Vote of Directors Establishing A Series of A Class of
         Stock, filed   February 8, 1996 (Series C Preferred).

   4.9.  Articles of Amendment, filed February 8, 1996.

5. Specimen Form of Common Stock Certificate.

6. Not Applicable.

                                   SIGNATURE

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant  PHOTOELECTRON CORPORATION
Date        October 21, 1996
By_____________________________________________________________________________
  Peter E. Oettinger
  Vice President and Chief Operating Officer

   *Print the name and title of the signing officer under his signature.